EXHIBIT A
DE-MERGER LETTER AGREEMENT
Fernando Chico Pardo
     To: Copenhagen Airports A/S

March 29, 2007

Dear Sirs,

Re: Project Delta / De-merger Letter Agreement
This letter agreement (“De-merger Letter Agreement”) is to confirm certain arrangements between Copenhagen Airports A/S (“CPH”) and Mr. Fernando Chico Pardo (“FCP” and together with CPH, the “Parties”), according to the following:
WHEREAS, CPH owns 49% and FCP owns 51% (jointly they own 100%) of the shares representing the capital stock of Inversiones y Técnicas Aeroportuarias, S.A. de C.V. (“ITA”).
WHEREAS, FCP has informed CPH of his intention to purchase, either directly or indirectly through any of his affiliates (other than ITA), 42.65% plus one share of the capital stock of Grupo Aeroportuario del Sureste, S.A.B. de C.V. (“ASUR”) through simultaneous public tender offers for Series B shares and/or ADS’ to be made in Mexico and the United States (the satisfaction or waiver of the conditions of the tender offers at expiration of the same shall be deemed “Successful Expiration”, and the settlement of the tender offers shall be deemed “Acquisition Completion”).
WHEREAS, the Parties have entered into unanimous resolutions of even date, approving, inter alia, the conversion of the Series BB shares representing 7.35% of the capital stock of ASUR into Series B shares of ASUR (the “Converted Shares”) in connection with the De-merger (as defined below), and the amendment of the Trust Agreement dated December 18, 1998, with Banco Nacional de Comercio Exterior, S.N.C., as trustee (the “Bancomext Trust”), pursuant to which currently all of the Series BB shares of ASUR are held in such trust.
Based on the foregoing, the Parties agree to the following:

ONE.	DE-MERGER. In case Successful Expiration occurs, the Parties shall take all necessary actions and enter into any necessary agreements and resolutions in order to resolve the de-merger of ITA (the “De-merger”), in substantially the form attached hereto as Exhibit 1 (the “De-merger Resolutions”), whereby a new vehicle will be created (the “SPV”) and 49% of the shares of stock of ASUR owned by ITA, that is the Converted Shares will be conveyed and transferred to the SPV, which will

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be owned 49 % by CPH and 51 % by FCP, whereas all other of ITA’s remaining assets, rights and obligations, including such under the Technical Assistance and Transfer of Technology Agreement dated 18 December 1998 with ASUR and others (the “TSA”), shall remain in ITA and it being agreed that CPH shall not be required, as a result of this De-merger Letter Agreement, to contribute any funds to, guarantee or otherwise ensure the performance of any of the obligations of ITA and SPV.

TWO.	STOCK PURCHASE AGREEMENT. In case Successful Expiration occurs, the Parties shall immediately take any necessary actions to execute an agreement in substantially the form attached hereto as Exhibit 2 (the “SPV SPA”) under which CPH agrees with FCP and his affiliate making the tender offers, to sell (and whereby FCP and said affiliate agrees to buy) its 49% equity participation in SPV, at a cash price (payable in Mexican pesos at closing of the transaction) that would be equal to 49% of the underlying Converted Shares held by SPV multiplied by the tender offer price actually paid for each Series B share and otherwise on terms not more onerous to CPH than the terms for a sale of Series B shares directly under the tender offers. The price per Series B share in ASUR to be paid in the tender offers shall be not less than Mexican pesos $56.00.

THREE.	BANCOMEXT TRUST AMENDMENT. Subject to Successful Expiration, the Parties acknowledge, accept and agree to cause ITA to amend, restate or re-execute the Bancomext Trust, so that under the new form of such agreement the Series BB shares of ASUR held in such trust will be voted in connection with dividend distribution and capital reduction resolutions in the same way as the majority of the ASUR Series B shares vote in any shareholders meeting of ASUR. For such purposes, they shall cause ITA to negotiate and execute any such amendment, restatement or re-execution of the Bancomext Trust, and thereafter to provide the trustee under the Bancomext Trust the appropriate instructions to obtain the necessary proxies in order to vote the Series BB shares of ASUR held in such trust, with respect to the matters referred to in this Section, in the same way as the majority of the ASUR Series B shares vote in any shareholders meeting of ASUR.

FOUR.	DISTRIBUTION POLICY. Subject to Acquisition Completion, the Parties agree that they will take all necessary or desirable actions to ensure that the members of the Board of Directors of ITA and the member of the Board of Directors of ASUR appointed by each of them shall propose and cause ASUR and its subsidiaries from time to time to distribute in each financial year (a) (x) no less than 70% of the net profit after tax and retained earnings available for distribution pursuant to applicable law and in no event more than the amount of Excess Cash (as calculated pursuant to Exhibit 3 hereto) for the year 2007, (y) no less than 80% of such net profit and retained earnings for the year 2008 and (z) 100% of such net profit and retained earnings thereafter plus (b) up to the maximum amount of the remaining Excess Cash whether by means of capital reductions (subject to obtaining the approval from ASUR’s operating committee, board of directors and shareholders, as necessary), or otherwise pursuant to applicable law; it being understood that the Parties also agree that ASUR shall distribute interim and final dividends (the “Distribution Policy”). FCP shall vote, and FCP shall cause any and all of his affiliates to vote, their shares in ASUR so as to implement the Distribution Policy. Unless otherwise agreed with CPH, FCP shall not be entitled to, and shall cause any and all of his affiliates not to,

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make or support or cause any of their appointees, proxy holders, trustees or other to make or support any distribution proposals not in compliance with the Distribution Policy. Failure to comply with this obligation shall constitute a material breach of the ITA Shareholders Agreement, dated as of November 25, 1998 as amended (the “ITA SHA”) by FCP, unless otherwise agreed by the Parties.

FIVE.	ASUR BYLAWS AMENDMENT. The Parties hereby approve, covenant and agree to take any necessary actions to ensure that the Series BB shares owned by ITA through the Bancomext Trust will be voted in the next shareholders meeting of ASUR in order to approve the amendment to the bylaws to be proposed by the Board of Directors of such Company, in order to reduce the required quorum in second and subsequent calls of the extraordinary shareholders’ meetings from 75% to 50%, consistent with Mexican Law and in accordance with the terms of the unanimous shareholders’ resolution of even date in ITA in the understanding that such quorum reductions will be without prejudice to any and all veto rights that the series BB shareholders may have with respect to any such resolutions.

SIX.	CAPEX AND WORKING CAPITAL FACILITY. The Parties hereby covenant and agree that they will approve and will take all necessary actions to ensure that the member of the Board of Directors of ASUR appointed by each of them will approve the Capex and Working Capital Facility to be made available to ASUR in substantially the terms of the document and pursuant to the commitment letter and related term sheet attached hereto as Exhibit 4, in consideration of the fees described in the fee letter previously delivered to the other Party. FCP covenants and agrees (i) that the definitive agreement(s) under which the Capex and Working Capital Facility will be made available to ASUR shall not include the possibility to make upstream loans as permitted payments, irrespective of the contents of section 41 of the term sheet or, alternatively, (ii) to put in place mechanisms that would allow CPH to veto the decisions related to such upstream loans. The Parties further covenant and agree that they will approve and that they will take all necessary actions to ensure that the member of the Board of Directors of ASUR appointed by each of them will approve any refinancing of such Capex and Working Capital Facility, provided such refinancing is presented in equal or more favorable terms to ASUR than the referred Capex and Working Capital Facility and provided that the refinancing is otherwise in accordance with the refinancing policy set forth in Exhibit 5 (the “Refinancing Policy”). Unless otherwise agreed with CPH, FCP shall not be entitled to, and shall cause any and all of his affiliates not to, make or support or cause any of their appointees, proxy holders, trustees or other to make or support any refinancing proposals not in compliance with the Refinancing Policy. Failure to comply with this obligation shall constitute a material breach of the ITA SHA by FCP, unless otherwise agreed by the Parties.

SEVEN.	TERMINATION. FCP intends either himself or through any of his affiliates other than ITA (i) to Launch within the 90 days following the execution of this De-merger Letter Agreement and (ii) to achieve Successful Expiration within 75 days following the date in which Launch occurs under (i) above.

In case Successful Expiration has not occurred within the earlier of (a) 75 days following the date in which Launch occurs or (b) 165 days following execution of

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this De-merger Letter Agreement, then the Parties’ rights and obligations under this De-merger Letter Agreement shall terminate, unless otherwise agreed by the Parties. Notwithstanding anything to the contrary herein, Sections Seven, Eight, Nine, Eleven and Twelve shall survive termination of this De-merger Letter Agreement.

For purposes of this De-merger Letter Agreement, “Launch” shall mean the date on which the commencement of the tender offers by FCP or any of its affiliates other than ITA to purchase from public investors the Series B shares and/or ADS’ of ASUR is published in Mexico.

EIGHT.	CONFIDENTIALITY. The tender offers, this De-merger Letter Agreement and the transactions contemplated hereby are strictly confidential. Except as set forth in Sections Eight (a) (b) and (c) below and as is necessary to implement the tender offers and this De-merger Letter Agreement, the Parties shall not disclose the existence and contents of this De-merger Letter Agreement and the fact that any discussions or negotiations with regard to the tender offers and/or this De-merger Letter Agreement have taken place. For purposes of this Section, any information that is or becomes generally available to the public, other than as a result of a breach hereof, shall not be deemed confidential, except with respect to the breaching party.
a.	No public announcement or circular or disclosure in connection with the existence or subject matter of this De-merger Letter Agreement shall be made or issued by or on behalf of any of the Parties without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed). If any such public announcement, press release, circular or disclosure is required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law (the “Announcing Party”), the Announcing Party shall, to the extent legally permitted and possible, inform the other Party that such a situation has arisen and the Announcing Party shall consult with the other Party before any such requirement for a public announcement, press release, circular or disclosure is complied with by the Announcing Party.

b.	Notwithstanding the foregoing, nothing contained in this Section shall prevent FCP from making all disclosures necessary to submit a board offer letter, apply for all approvals, comply with applicable law or regulations, and make all filings required to commence the tender offers and achieve Acquisition Completion and the de-merger of ITA; including, without limitation, Regulation 13D and Regulation 14D promulgated under the U.S. Securities Exchange Act of 1934, as amended. At the request of CPH, FCP shall: (i) to the extent legally permitted and possible, consult with CPH and provide a copy of the proposed text of such disclosure prior to any disclosure being made and (ii) deliver to CPH a copy of the text of such disclosure after it has been made.

c.	Notwithstanding the foregoing, CPH may make such disclosures as are required to observe fiduciary duties and other obligations under applicable law and stock exchange rules; including, without limitation, Regulation 13D promulgated under the U.S. Securities Exchange Act of 1934, as amended. CPH shall: (i) to the extent legally permitted and possible, consult with FCP and provide a copy of the proposed

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text of such disclosure prior to any disclosure being made and (ii) deliver to FCP a copy of the text of such disclosure after it has been made.

d.	CPH acknowledges that it is aware (and that its affiliates and representatives who have been apprised of this De-merger Letter Agreement have been, or upon becoming so apprised will be, advised) of the restrictions imposed by federal and state securities laws of Mexico and the United States on a person possessing material nonpublic information about a company. In this regard, you hereby agree that while you are in possession of material nonpublic information with respect to ASUR, or with respect to the tender offers, you will not purchase or sell any securities of ASUR, or communicate such information to any third party, in violation of any such laws; provided that the foregoing shall not limit any disclosure by the Parties pursuant to the terms of this De-merger Letter Agreement.

NINE.	DANISH SECURITIES TRADING ACT. FCP recognizes that knowledge of CPH’s engagement in this De-merger Letter Agreement, including the exhibits attached hereto, may be or may become insider information about CPH and the shares and other securities issued by CPH, cf. Section 34(2) of the Danish Securities Trading Act (Vaerdipapirhandelsloven), and that, consequently, FCP may be or may become, from time to time, an insider in relation to CPH within the meaning of Chapter 10 of the Danish Securities Trading Act. The responsibility for determining whether at any point in time FCP (and his respective authorized representatives) would be insiders for the purpose of the Danish Securities Trading Act shall rest with FCP, and not with CPH. In such an event FCP will comply with the restrictions and obligations arising therefrom, including the following:

For as long as FCP has insider information which could be of importance to a transaction concerning securities of CPH, FCP shall abstain from buying or selling or inducing others to buy or sell shares or other securities of CPH in violation of Section 35 of the Danish Securities Trading Act. FCP is aware of and agrees to adhere to Section 36 of the Danish Securities Trading Act, which provides that any person with insider information shall be prohibited from disclosing such information to any other party unless such disclosure is made within the normal course of the exercise of his employment, profession or duties; provided that the foregoing shall not limit any disclosure by the Parties pursuant to the terms of this De-merger Letter Agreement.

Any FCP’s authorized representatives are subject to these restrictions and obligations.

The board offer letter to the board of ASUR, shall include specific information to the ASUR board in order for the directors to be aware that they are receiving insider information about CPH and that the rules of the Danish Securities Trading Act referred to above apply to them and to any other person receiving such insider information. FCP shall seek to agree with ASUR that information on the contemplated transactions be disclosed simultaneously by the Parties and ASUR.

TEN.	ADHERENCE BY AFFILIATE. FCP shall cause its affiliate making the tender offers and any subsequent acquirer of the B Shares in ASUR of this affiliate to

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adhere as a party to and be bound by the obligations incumbent on FCP pursuant to Sections Two, Four, Seven, Eight, Nine, Eleven and Twelve.

ELEVEN.	GOVERNING LAW. This De-merger Letter Agreement shall be interpreted insofar as possible in accordance with Mexican law. Should one or more of the provisions of this De-merger Letter Agreement cease to apply or be modified as a result of invalidity, voidability or for any other reason, this shall not affect the validity of the remaining provisions of this De-merger Letter Agreement.

If one or more of the provisions of this De-merger Letter Agreement are held to be contrary to the rules of Mexican law or the laws of any jurisdiction which cannot be dispensed with by agreement, the Parties agree that the provisions shall be modified and shall apply with such content as may be validly agreed, and such modification shall not affect the validity of the remaining provisions of this De-merger Letter Agreement.

TWELVE.	DISPUTES. In the event of any dispute, the Parties hereto shall make every effort to reach an amicable settlement within a period of twenty-eight (28) days from the date of the dispute. The Parties shall arrange for a personal meeting between the Chairman or Chief Executive Officer of CPH and FCP and if after the meeting and at the expiry of the twenty-eight (28) days, the dispute remains unsettled, the Parties shall then refer the dispute to arbitration in accordance with this Section.

Any dispute or claim arising out of or in connection with this Letter Agreement or the breach, termination or invalidity thereof, shall be settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitration tribunal shall consist of three (3) members. Each Party shall appoint one (1) arbitrator and such arbitrators shall together appoint the third arbitrator, who shall be the Chairman of the tribunal. The Chairman of the arbitration tribunal shall be appointed by ICC, in the event that the arbitrators appointed by the Parties cannot reach an agreement on the nomination of the Chairman within thirty (30) days of their appointment.

The place of arbitration shall be Geneva, Switzerland.

All proceedings of the arbitration, including arguments and briefs, shall be conducted in English.

The arbitration award shall be final and the parties shall comply with the terms of the award.
[Remainder of the page left blank intentionally]

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Please countersign the enclosed original counterparts of this De-merger Letter Agreement to indicate your acceptance of its terms.
Yours faithfully,
/s/ Fernando Chico Pardo
Acknowledged and agreed by
Copenhagen Airports A/S
/s/ Torben Thyregod
By: Torben Thyregod
Title: Deputy CEO
Date: 29/3 - 2007

Exhibit 1
Form of De-merger Resolutions
INVERSIONES Y TÉCNICAS AEROPORTUARIAS, S.A. DE C.V.
UNANIMOUS SHAREHOLDERS RESOLUTIONS
                     ___, 2007
THE UNDERSIGNED, being the holders of the shares representing 100% of the capital stock of Inversiones y Técnicas Aeroportuarias, S.A. de C.V. (the “Company” or “ITA”), hereby agree to the following Unanimous Resolutions, through this written agreement and outside a Shareholders’ Meeting, pursuant to the provisions of Article Twentieth of the Company’s by-laws, as well as Article 178 of the General Law on Commercial Companies:
R E S O L U T I O N S
“FIRST. The de-merger of the Company is hereby approved in accordance with the provisions of Article 228 Bis of the General Law on Commercial Companies, as de-merging entity, which, without being liquidated, shall transfer in block part of its assets and capital stock to a new entity resulting from the de-merger to be named                                         , S.A. de C.V. (“SPV-0”). The de-merger will be effected pursuant to the following provisions:
A.	The de-merger will be carried out based on the audited financial statements of the Company dated as of December 31, 2006, which are attached hereto as “Exhibit “A”, the Balance Sheet as of 2007[1], and the Pro-forma Balance Sheet as of 2007 considering the de-merger effects, as well as the Pro-forma Balance Sheet of [SPV-0] S.A. de C.V., as of 2007, all of which are attached hereto as Exhibit “B”. These attachments will be considered integral part of these minutes as if they were reproduced herein.

The summary of the statements and consolidated balances of reference is the following (amounts expressed in millions of pesos):
•	Figures of the Company, as of December 31, 2006: Assets $ M.N.; and Capital Stock $ M.N.

•	Figures of the Company as of ___, 2007: Assets $ M.N.; and Capital Stock $ M.N.

•	Figures of the Company, as of ___, 2007 immediately after the de-merger: Assets $ M.N.; and Capital Stock $ M.N.

[1]	[This is anticipated to be the date of the settlement of the tender offers.]

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	•	Figures of ___, S.A. de C.V., considering that the de-merger has taken place on ___, 2007: Assets $ M.N.; and Capital Stock $ M.N.

The figures of the Pro-forma Balance Sheets will be updated and adjusted, as applicable, to the amounts effectively reflected on the date in which the de-merger is perfected.

B.		As a consequence of the de-merger, [SPV-0] , S.A. de C.V., acting as de-merged entity, will acquire in block, the following part of the assets and capital stock of the Company, under the following terms and conditions:

	1)	22’050,000 Series “B” shares representing 7.35% (seven point thirty five per cent) of the capital stock of ASUR;

	2)	[$ ] M.N. of the Company’s variable capital stock shall also be transferred to SPV-0.

C.		As of this date, the Company has obtained the consent of the totality of its current known creditors to carry out the de-merger approved herein, and therefore (i) such creditors have waived their right to oppose to the de-merger during the 45-day perfection period provided under section V of Article 228 Bis of the General Law on Commercial Companies as per waivers attached hereto as Exhibit D, and (ii) the de-merger resolutions adopted herein will be effective immediately as far as the parties are concerned and shall become binding upon third parties upon recordation of the public deed containing these resolutions in the Public Registry of Commerce of Mexico City.

D.		As a consequence of the de-merger and the corresponding transfer in block that ITA will make to SPV-0, the capital stock of the Company will be the amount of [$ ], divided between the shareholders as follows:

	Fixed capital	Variable capital
Shareholder
	Series “A”	Series “B”	Series “C”	Series “D-1”	Series “D-2”
	shares	shares	shares	shares	shares
FCP	102	1,263,325	—	1,213,783	49,542
CPH	98	—	1,263,325	—	1,164,241
Notwithstanding the above, the minimum fixed capital of ITA will not be reduced and considering that the shares representing the capital stock of the Company have no par value, the number of shares representing the total amount of capital stock of ITA will not be reduced despite the transfer of part of the variable portion of the capital stock of ITA by reason of the de-merger.

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E.	SPV-0 will be incorporated with: (i) a minimum fixed capital equivalent to [$50,000.00 M.N.], represented by [51] Series “A-1” common shares without par value, owned by FCP and [49] Series “B-1” common shares without par value, owned by CPH; and (ii) a variable portion equivalent to [$ ] represented by [11,245,449] Series “A-2” common shares without par value, owned by FCP and [10,804,451] Series “B-2” common shares without par value, owned by CPH.

All the shares representing the capital stock of [SPV-0] shall provide its holders the same corporate and economic rights.

F.	[SPV-0] will be governed by its by-laws attached hereto as “Exhibit E”, which are hereby approved.

Furthermore, the following persons shall be appointed as members of the Board of Directors, Secretary of the Board, Statutory Auditor(s), Officers and attorneys-in-fact of SPV-0:
Board of Directors

[ ]	Chairman
[ ]
[ ]
[ ]
Secretary
Mr.[                                        ]
Statutory Auditor
Mr.[                                        ]
Officers

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

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Attorneys-in-fact

Name	Kind of Power
[ ]	[ ][2]
[ ]	[ ]”
“SECOND. The financial statements of the Company, as at December 31, 2006, audited by                                         , S.C. are hereby approved. In addition the Balance Sheet as at                      2007, and the Pro-forma Balance Sheet of the Company as at                      2007 considering the effects of the de-merger, and the Pro-forma Balance Sheet of                                         , S.A. de C.V., as at                      2007, considering that the de-merger would have taken place as of this date, to be used to carry out the de-merger of the Company are hereby approved.”
“THIRD. As a consequence of the foregoing, the Secretary of the Company is hereby authorized and instructed to (i) issue new share certificates reflecting the new amount of the capital stock of the Company and exchange them against existing certificates; (ii) carry out the corresponding entries in the capital variations’ registry book and in the shares’ registry book of the Company reflecting the resolutions adopted herein; and (iii) carry out the corresponding notices to: (y) the National Registry of Foreign Investment within the next 40 days after the date of this resolutions; and (z) the Ministry of Finance and Public Credit or any other governmental agency or entity pursuant to applicable law.”
“FOURTH. The certificates to be issued representing the capital stock of SPV-0 shall be exchanged against coupon No. [___] of the existing share certificates of ITA (before the exchange referred to in resolution Third above) at a rate of [___] shares of SPV-0 for each share of the capital stock of ITA.”
“FIFTH. ITA will continue to operate under its current corporate name, corporate purpose and statutory provisions as set forth under its by-laws. Furthermore, all powers of attorney that have been previously granted by the Company before the date hereof and that are currently in effect, shall continue in force.”
“SIXTH. The current fiscal year of the Company will end on December 31, 2007, as provided under the current by-laws, while SPV-0                                         , S.A. de C.V., shall begin an irregular fiscal year that will run from the day of its incorporation until December 31, 2007, as provided by the General Law on Commercial Companies.”
“SEVENTH. It is hereby resolved that SPV-0 and the Company shall indemnify and hold each other harmless from any liabilities, expenses, fees or contributions in which they may incur as a consequence of the obligations corresponding or pertaining to the assets hereby transferred to SPV-0 or relating to the assets which have not been effectively transferred, as the case may be.”

[2]	Specific legal wording for each power of attorney will be included in the final form of the resolutions, depending on the nature of each of them.

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“EIGHT. Messrs. Javier Jiménez Gutiérrez, Ignacio Pesqueira Taunton, Daniel Pérez-Cirera Santacruz, Antonio Borja Charles, Diego Valdés Abuadili and Humberto Botti Orive are hereby appointed as special delegates in order to, jointly or separately, appear before the Notary Public of their choice to formalize the resolutions herein agreed and, to register, as the case may be, directly or through the persons who they may designate, the corresponding deed with the respective Public Registry of Commerce, as well as to conduct all necessary actions in order to formalize and enforce the resolutions herein agreed, issuing the certifications of these Resolutions that may be necessary. The above mentioned appointees, shall also be authorized to jointly or separately procure the publications required under article 228 BIS of the General Law on Commercial Companies.”
The following Exhibits are attached to these resolutions:

“Exhibit A”	ITA’s financial statements as of December 31, 2006

“Exhibit B”	ITA’s Balance Sheet as at 2007, ITA’s Pro-forma Balance Sheet as at 2007 considering the de-merger effects, as well as [SPV-0] Pro-forma Balance Sheet as at 2007_,

“Exhibit C”	Amount of liabilities being transferred to SPV-0

“Exhibit D”	Current known creditors waivers

“Exhibit E”	[SPV-0] , S.A. de C.V. by-laws

FERNANDO CHICO PARDO	COPENHAGEN AIRPORTS A/S

By:
Title:

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Exhibit 2
Form of SPV SPA
Stock Purchase Agreement
Dated as of [April ___], 2007
By and Among
Mr. Fernando Gerardo Chico Pardo
SPV-1, S.A. de C.V.
Buyers
And
Copenhagen Airports, A/S.
Seller
UPON SUCCESSFUL EXPIRATION THIS AGREEMENT IS TO BE EXECUTED ON THE SAME DATE, WHICH DATE IS ALSO THE DATE ON WHICH THE DE-MERGER RESOLUTIONS ARE EXECUTED.

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of ___, 2007 (this “Agreement”), is entered into by and among Mr. Fernando Gerardo Chico Pardo, a Mexican individual, SPV-1, S.A. de C.V., a Mexican Sociedad Anonima de Capital Variable owned and controlled by Mr. Fernando Gerardo Chico Pardo, (together with Mr. Fernando Gerardo Chico Pardo, the “Buyers”) and Copenhagen Airports A/S (the “Seller”) a Danish corporation.
     WHEREAS, SPV-0, S.A. de C.V. (the “Company”) is a newly created Mexican Sociedad Anonima de Capital Variable, resulting from the de-merger of Inversiones y Técnicas Aeroportuarias, S.A. de C.V. (“ITA”).
     WHEREAS, as a result of the de-merger referred above, ITA transferred, among others, 7.35% Series B shares representing the capital stock of Grupo Aeroportuario del Sureste, S.A.B. de C.V., to the Company.
     WHEREAS, as of the date hereof, Seller directly owns 49% of the issued and outstanding shares representing the capital stock of the Company (the “Shares”). The distribution of the capital stock of the Company is further described in Exhibit A attached hereto.
     WHEREAS, the parties hereto are entering into this Agreement in order to give effect to certain agreements previously entered into by the Parties.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1. DEFINITIONS; PRECEDENCE.
     The headings of clauses are included herein for convenience of reference only. To the extent there is any conflict between this Agreement and any other agreement entered into by the parties hereto, this Agreement shall govern. In this Agreement, unless the context otherwise requires:
     1.1 References to clauses must be interpreted as references to the clauses of this Agreement;
     1.2 References to (or any other specific provision of) this Agreement or any other document, must be interpreted as references to this Agreement, to said provision or document currently in force and amended in accordance with the terms thereof or, as the case may be, with the consent of the relevant parties (where said consent is, by the terms of this Agreement or the relevant documents, necessary to be obtained as condition so that said modification be permitted);
     1.3 Words in plural shall include singular and vice versa;
     1.4 In the event that any clause, paragraph and other section or subsection of this Agreement be considered unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect; and
     1.5 The waivers of provisions shall be understood as express waivers limited to the legal provisions to which they refer.
2. SALE AND PURCHASE OF THE SHARES.

     2.1. Sale and Purchase of Shares. Seller hereby assigns, sells, transfers, conveys and delivers to Buyers, and Buyers hereby purchase from Seller, all right, title and interest in and to all of the Shares, free and clear of any and all encumbrances in the proportions set forth in Exhibit B hereto. Title to the Shares shall not pass to the Buyers until the Purchase Price (as defined below) has been received in full by the Seller.
     2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the Shares is MXP$[                    ]3. The Purchase Price is hereby paid by the Buyers (as joint obligors) to Seller and Seller hereby delivers and acknowledges receipt of the Purchase Price to Seller.
3. FURTHER ACTIONS.
     3.1 Seller hereby delivers, against payment of the Purchase Price by Buyers as described in Section 2.2 hereof, (i) original provisional certificates representing the Shares, duly endorsed in favor of the Buyers, and (ii) a certificate issued by the secretary of the Company, together with a notation made on the stock registry book of the Company, setting forth that Buyers have been registered as owners of the Shares.
     3.2 Taxes. (i) all duties and taxes levied in respect of the execution of this Agreement and/or transfer of ownership of the Shares will be for the account of the Buyers; and (ii) all duties and taxes levied in respect of any gain accruing to the Seller on the sale of the Shares will be for the account of Seller.
4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyers as follows:
     4.1. Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Denmark.
     4.2 Binding Effect, Corporate Power and Authority. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Seller and constitute the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller has the power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.
     4.3 Title to Shares. The Seller is the record and beneficial owner and holder of the Shares, free and clear of all encumbrances. Seller hereby transfers to the Buyers its entire legal and beneficial interest in the Shares free and clear of all encumbrances. All of the Shares have been duly authorized and validly issued and are fully paid.
5. REPRESENTATIONS AND WARRANTIES OF BUYERS. Buyers hereby represent and warrant to Seller as follows:
     5.1. Legal Authority. Mr. Fernando Gerardo Chico Pardo is a Mexican individual with full legal authorization to enter into this Agreement, which Agreement constitutes the legal valid and binding obligation of him, enforceable against him in accordance with its terms. Mr. Fernando Gerardo Chico Pardo has the power and authority to execute and deliver this Agreement.

[3]	A cash price calculated as 49% of the Converted Shares in ASUR held by the Company multiplied by the tender offer price for each Series B share actually to be paid on Acquisition Completion.

     5.2 Organization and Good Standing of SPV-1, S.A. de C.V. SPV-1, S.A. de C.V., is an entity duly organized, validly existing and in good standing under the laws of the United Mexican States.
     5.3 Binding Effect, Corporate Power and Authority. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or entity action on the part of SPV-1, S.A. de C.V., and constitute the legal, valid, and binding obligation of SPV-1, S.A. de C.V., enforceable against it in accordance with its terms. SPV-1, S.A. de C.V., has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
6. MISCELLANEOUS.
     6.1 Expenses. (i) all costs of registration and filing in respect of the transfer of ownership of the Shares will be for the account of the Buyers; and (ii) each of the parties hereto shall pay its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.
     6.2 Assignment. Neither party shall be entitled to assign its rights and obligations under this Agreement without the prior written consent of the other parties; provided, however, that Buyers shall be entitled to assign this Agreement to any subsidiary corporation so long as the Buyers (as joint obligors) remain liable for the obligations of the Buyers hereunder.
     6.3. Inurement. Subject to Section 6.2 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     6.4. Amendments; Waivers. This Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by written agreement among the parties.
     6.5 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand, addressed as follows:
If to Mr. Fernando Gerardo Chico Pardo or SPV-1, S.A. de C.V.:
Mr. Fernando Chico Pardo
Bosque de Alisos No. 47A-3,
Bosques de las Lomas, CP 05120,
México D.F., México
Telephone: 52 55 5259 4440
Telecopy:   52 55 5259 0062
Email:fchico@promecap.com.mx
with a copy to:
Galicia y Robles, S.C.

Torre del Bosque
Blvd. Manuel Avila Camacho 24, Piso 7
Col. Lomas de Chapultepec
11000 México, D.F.
Telephone: 52 55 5540 9215
Telecopy:   52 55 5540 9202
Email: ipesqueira@gr.com.mx
Attention: Ignacio Pesqueira Taunton
if to CPH, to:
Copenhagen Airports A/S
Lufthavnsboulevarden 6
DK 2770 Kastrup
Denmark
Telephone: 45 3231 2231
Telecopy:   45 3231 3100
Email:torben.thyregod@cph.dk
Attention:Torben Thyregod
with a copy to:
Kromann Reumert
Sundkrogsgade 5
DK-2100 Copenhagen O
Denmark
Telephone:  45 7012 1211
Telecopy:    45 7012 1311
Email:asa@kromannreumert.com
          pkk@kromannreumert.com
Attention: Anders Stubbe Arndal
                    Peter Ketelsen
     6.6 Confidentiality.
          6.6.1 The terms and conditions of this Agreement shall be deemed to be confidential information, which the parties are, without limitation in time, not entitled (i) to use other than for the fulfillment of their rights and obligations under this Agreement; or (ii) to pass on to any third party unless required by law or applicable stock exchange rules.
          6.6.2 This confidentiality clause is also applicable to any and all information received by the Parties as a consequence of this Agreement and any other related transaction contemplated hereby and thereby unless the information in question (i) is or becomes available to the public other than as a result of non-compliance with this Section 6.6.2; or (ii) can be shown to have

4

been received by one of the Parties from a third party or any of the other Parties who is in lawful possession thereof and who may use and pass on the information in this way.
          6.6.3 Each party shall cause its respective affiliates, counsel, accountants, consultants, employees, agents and representatives not to disclose to any person or use or exploit for any purpose whatsoever any such information which such Party itself is prohibited from disclosing.
     6.7 Accession to the De-merger Letter Agreement
     SPV-1, S.A. de C.V. hereby agrees to adhere as a party to and be bound by the obligations of Mr. Fernando Gerardo Chico Pardo pursuant to Sections Two, Four, Seven, Eight, Nine, Eleven and Twelve of the De-merger Letter Agreement dated 29 March 2007 between the Seller and Mr. Fernando Gerardo Chico Pardo.
     6.8 Governing law; Severability
          6.8.1 This Agreement shall be interpreted insofar as possible in accordance with Mexican law. Should one or more of the provisions of this Agreement cease to apply or be modified as a result of invalidity, voidability or for any other reason, this shall not affect the validity of the remaining provisions of this Agreement.
          6.8.2 If one or more of the provisions of this Agreement are held to be contrary to the rules of Mexican law or the laws of any jurisdiction which cannot be dispensed with by agreement, the Parties agree that the provisions shall be modified and shall apply with such content as may be validly agreed, and such modification shall not affect the validity of the remaining provisions of this Agreement.
     6.9 Disputes.
          6.9.1 In the event of any dispute, the Parties hereto shall make every effort to reach and amicable settlement within a period of twenty-eight (28) days from the date of the dispute. The Parties shall arrange for a personal meeting between the Chairman or Chief Executive Officer of Seller, SPV-1, S.A. de C.V., and with Mr. Fernando Gerardo Chico Pardo and if after the meeting and at the expiry of the twenty-eight (28) days, the dispute remains unsettled, the Parties shall then refer the dispute to arbitration in accordance with Section (6.9.2).
          6.9.2 Any dispute or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof, shall be settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitration tribunal shall consist of three (3) members. Each Party shall appoint one (1) arbitrator and such arbitrators shall together appoint the third arbitrator, who shall be the Chairman of the tribunal. The Chairman of the arbitration tribunal shall be appointed by ICC, in the event that the arbitrators appointed by the Parties cannot reach an agreement on the nomination of the Chairman within thirty (30) days of their appointment.
          6.9.3. The place of arbitration shall be Geneva, Switzerland.

5

          All proceedings of the arbitration, including arguments and briefs, shall be conducted in English.
          6.9.4 The arbitration award shall be final and the parties shall comply with the terms of the award.
     6.10 Exhibit. Exhibits “A” and “B” are attached hereto and are part of this Agreement.
     6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6

     IN WITNESS WHEREOF, Buyers and Seller have respectively executed this Agreement in [___] counterparts, in Mexico City, Mexico, as of the day and year first above written.

BUYERS:

FERNANDO GERARDO CHICO PARDO

By:

SPV-1, S.A. DE C.V.

By:
Name: Fernando Gerardo Chico Pardo Title: Attorney-in-fact

SELLER:

COPENHAGEN AIRPORTS A/S.

By:
Name:
Title:

7

Exhibit A
     The capital stock distribution of the Company, as of this date ([___], 2007), prior to giving effect to this Agreement is as follows:

Shareholder	Fixed Portion				Variable Portion
	Series “A-1”		Series “B-1”		Series “A-2”		Series “B-2”
Fernando Gerardo Chico Pardo	51		—		11,245,449		—

Copenhagen Airports A/S	—		49		—		10,804,451

Subtotal		100				22,049,900

Total				22,050,000

1

Exhibit B
     The Shares will be acquired by the Buyers as follows:

Shareholder	Fixed Portion				Variable Portion
	Series “A-1”		Series “B-1”		Series “A-2”		Series “B-2”
Fernando Gerardo Chico Pardo	51		48		11,245,449		10,804,451

SPV-1, S.A. de C.V.	—		1		—		—

Subtotal		100				22,049,900

Total				22,050,000

2

Exhibit 3
Excess Cash
ASUR Subsidiaries
Each of the 9 airport concession subsidiaries, and the service company subsidiary, calculates its surplus cash for each semi-annual period as:
•	its closing cash balance at the end of the semi-annual period; less

•	a reserve for tax payable; less

•	a cash balance of 14 days budgeted revenue for the following year.
Each subsidiary distributes its semi-annual surplus cash to ASUR, less any associated tax on distributions, within 1 month of the end of the semi-annual period:
•	by 31st of July for the semi-annual period ending 30th of June; and

•	by 31st of January for the semi-annual period ending 31st of December.
Tax on distributions is calculated in accordance with Mexican tax legislation.
The reserve for tax payable at each subsidiary is calculated as:
•	its current tax payable accrued during the semi-annual period; less

•	any tax it paid on installment during the semi-annual period
ASUR
ASUR’s surplus cash paid by the above dates is calculated as:
•	its closing cash balance at the end of the prior semi-annual period; plus

•	any distributions received from its subsidiaries prior to the finalisation of its accounts; less

•	a reserve for tax payable; less

•	any associated tax on distributions (calculated in accordance with Mexican tax legislation); less

•	any provision for working capital. Any provision for working capital will be calculated as the forecast increase in working capital for ASUR and its subsidiaries for the next 12 months under the ASUR budget, less funding available for that working capital under committed but undrawn working capital facilities; less

•	a minimum cash balance of U.S. $10 million; less

1

•	any provision for capital expenditure. Any provision for capital expenditure will be calculated as forecast capital expenditure for ASUR’s subsidiaries for the next 12 months under the ASUR budget, less funding available for that capital expenditure under committed but undrawn capital expenditure facilities, less forecast net cashflow from operations calculated as EBITDA less taxes paid and interest paid under the ASUR budget.
The reserve for tax payable at ASUR is calculated as:
•	the current tax payable accrued during the semi-annual period; less

•	any tax paid on installment during the semi-annual period.
ASUR distributes its semi-annual surplus cash to its shareholders, less any associated tax on distributions, within 4 months of the end of the semi-annual period:
•	by 31st October for the semi-annual period ending 30th June;

•	by 30th April for the semi-annual period ending 31st December.
For purposes of this Exhibit 3 and this De-merger Letter Agreement, “Cash” means cash and cash equivalents as described in the appropriate balance sheet.

2

Exhibit 4
Capex and Working Capital Facility
March 23, 2007
Mr. Fernando Chico Pardo
Bosque de Alisos 47A-3
Bosques de las Lomas
CP 05120
Mexico, D.F.
Mexico
Up to Mexican Peso (“MXP”) 3,025,000,000 Unsecured Capital Expenditures and Working
Capital Facilities
COMMITMENT LETTER
Ladies and Gentlemen:
     You have advised CGMI (as defined below) that Grupo Aeroportuario del Sureste, S.A.B de C.V. (“Alpha” or the “Borrower”) intends to obtain financing for certain of its working capital and capital expenditure requirements. In connection therewith, Mr. Fernando Chico Pardo (“France”) desires to obtain a commitment for the Facilities (as defined and as further described below), the proceeds of which will be used to finance certain working capital and capital expenditure and working capital requirements of the Borrower (such transactions, collectively, the “Transactions”).
     In connection therewith, Citigroup Global Markets Inc. (“CGMI”), on behalf of Citigroup (as defined below), is pleased to inform France of Citigroup’s commitment to underwrite the entire amount of the up to MXP3,025,000,000 Unsecured Capital Expenditures and Working Capital Facilities (the “Facilities”) and to act as Administrative Agent for the Facilities, subject to the terms and conditions of this letter and the attached Annex I (the “Term Sheet” and, together with this letter, this “Commitment Letter”). For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates, including, without limitation, Banamex, as may be appropriate to consummate the transactions contemplated herein.
     Section 1. Conditions Precedent. Citigroup’s commitment hereunder is subject to the preparation, execution and delivery of mutually acceptable loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”) as well as the satisfaction of all conditions hereunder. CGMI’s commitment under this letter is not conditioned upon or subject to Successful Syndication.
     Section 2. Commitment Termination. Citigroup’s commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) one-hundred eighty (180) days from the date hereof.

     Section 3. Syndication. Citigroup reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions (including institutional investors) that will become parties to the Operative Documents pursuant to a syndication to be managed by CGMI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”). CGMI will manage all aspects of the syndication in consultation with France and the Borrower, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.
     France shall take, and shall use its best efforts to cause the Borrower to take, all action as CGMI may reasonably request to assist CGMI in forming a syndicate acceptable to CGMI. France’s and the Borrower’s assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of France and the Borrower available to participate in information meetings with potential Lenders at such times and places as CGMI may reasonably request; (ii) using France’s and the Borrower’s best efforts to ensure that the syndication efforts benefit from France’s, the Borrower’s and their respective owners’ lending relationships; and (iii) providing CGMI with all information reasonably deemed necessary by it to achieve Successful Syndication (as further defined).
     To ensure Successful Syndication of the Facilities, France agrees that until Successful Syndication has occurred, neither the Borrower nor France will, and will not permit any of their respective affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof), other than the facilities in respect of the acquisition of the capital stock of the Borrower to be provided by CGMI to France, without the prior written consent of CGMI.
     Citibank, N.A. will act as the sole Facility Agent for the Facility and CGMI will act as sole syndication agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Citigroup.
     “Successful Syndication” shall be deemed to have occurred upon the earlier of (i) the date upon which CGMI has reduced its hold position to no more than MXP300,000,000 and (ii) 120 days following Completion.
     Section 4. Fees. In addition to the fees described in Annex I, France shall, or shall cause the Borrower to pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between France and Citigroup. The terms of the Fee Letter are an integral part of Citigroup’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.
     Section 5. Indemnification. France shall indemnify, or shall cause the Borrower to indemnify and hold harmless Citigroup, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by France, the Borrower, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
     No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to France or the Borrower or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) and France, on behalf of himself, the Borrower, and any person claiming through France or the Borrower, hereby releases and holds harmless each Indemnified Party from all such liability. France acknowledges that information and documents relating to the Facilities and the transactions contemplated hereby and thereby may be transmitted through IntraLinks, the Internet or similar electronic transmission systems. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons.
     The indemnity and reimbursement obligations of the Borrower hereunder shall be in addition to any other liability the Borrower may otherwise have to an Indemnified Party and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and any Indemnified Party.
     Section 6. Costs and Expenses. France shall, or shall cause the Borrower to pay, or reimburse Citigroup on demand for, all reasonable out-of-pocket costs and expenses incurred by Citigroup (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of New York counsel (i.e., Clifford Chance US LLP) and local counsel (i.e., Mijares, Angoitia, Cortés y Fuentes, S.C.) (in such case, from and after the date of this Commitment Letter), in U.S. Dollars in New York, New York or, at Citigroup’s direction, in the currency and at the place in which such costs or expenses were incurred, regardless of whether any of the transactions contemplated hereby are consummated. France shall, or shall cause the Borrower to pay all costs and expenses of Citigroup (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. France shall pay or cause the Borrower to pay for the fees and expenses of its professional and other advisors (including any consultants or advisors jointly retained by France and/or the Borrower on the one hand and Citigroup on the other).
     Section 7. Confidentiality. By accepting delivery of this Commitment Letter, each of Citigroup and France agrees that this Commitment Letter is for such party’s confidential use only and that neither its existence nor the terms hereof will be disclosed by such party to any person other than the such party’s officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that either party may make such other public disclosures of the terms and conditions hereof as such party is required by law), in the opinion of such party’s counsel, to make. Notwithstanding any other provision in this Commitment Letter, each party hereby confirms that each party and such party’s Representatives shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.
     Section 8. Representations and Warranties of the Borrower. France represents and warrants, on behalf of himself and the Borrower, that (i) all information that has been or will hereafter be made available to Citigroup, any Lender or any potential Lender by France or the Borrower or any of their representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections, if any, that have been or will be prepared by France or the Borrower and made available to Citigroup, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond France’s or the Borrower’s control, and that no assurance can be given that the projections will be realized). France hereby agrees that it will, or will cause the Borrower to, supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.
     In providing this Commitment Letter, Citigroup is relying on the accuracy of the information furnished to it by or on behalf of France and/or the Borrower and their respective affiliates without independent verification thereof.
     Section 9. No Third Party Reliance, Etc. The agreements of Citigroup hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of France and the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. Subject to Section 15 below, neither France nor the Borrower may assign or delegate any of its rights or obligations hereunder without Citigroup’s prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.
     France hereby acknowledges that Citigroup is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that Citigroup act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. Each of France and Citigroup hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. France also hereby acknowledges that Citigroup has not advised and is not advising France or the Borrower as to any legal, accounting, regulatory or tax matters, and that France and the Borrower are consulting their own advisors concerning such matters to the extent they deem appropriate.
     France acknowledges that Citigroup and/or one or more of its affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Borrower’s or France’s interests. Consistent with Citigroup’s policy to hold in confidence the affairs of its customers, neither Citigroup nor any of its affiliates will furnish confidential information obtained from the Borrower or France to any of Citigroup’s other customers. Furthermore, neither Citigroup nor any of its affiliates will make available to France or the Borrower confidential information that Citigroup obtained or may obtain from any other person.

     Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 8 and 10 through 13 hereof shall survive the termination of Citigroup’s commitment hereunder. France acknowledges that information and documents relating to the Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.
     Section 11. Taxes; Payments. All payments under this Commitment Letter shall be non-refundable when paid and shall, except as otherwise provided herein, be made in MXP in Mexico and shall be made free and clear of and without deduction for any and all present or future taxes (including VAT), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. If France or the Borrower, as the case may be, is required by law to deduct any such taxes, levies, imposts, deductions, charges or withholdings from or in respect of any sum payable to Citigroup, it shall promptly pay the amount deducted to the relevant authorities and France hereby indemnifies Citigroup for any loss, cost, expense or other liability suffered by Citigroup by reason of any failure to make such deductions or make payment to the relevant authorities. The Borrower shall pay any and all such taxes and shall indemnify Citigroup for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.
     To the fullest extent permitted by law, all payments hereunder shall be made regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of Citigroup to receive, such payments, and such payments shall not be subject to set-off.
     The obligation of the Borrower or France, as the case may be, in respect of any sum due from it to Citigroup hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the business day following receipt by Citigroup of any sum adjudged to be so due in such other currency Citigroup may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to Citigroup in U.S. Dollars, France agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Citigroup against such loss or shall cause the Borrower to do so, and if the U.S. Dollars so purchased exceed the sum originally due to Citigroup in U.S. dollars, Citigroup agrees to remit to France such excess. Notwithstanding anything contained in this Section 11 and the Fee Letter to the contrary, CGMI will accept payment in MXP of any fees payable in connection herewith or with the Facilities to the extent that such fees relate to advances denominated in MXP.
     Section 12. Consent to Jurisdiction, Etc. France hereby irrevocably and unconditionally (i) submits, for himself and his property, to the nonexclusive jurisdiction of any New York State court or Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CT Corporation at 111 Eighth Avenue, New York, NY 10011, United States of America, or in any other manner permitted by applicable law, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter will affect Citigroup’s right to serve legal process in any other manner permitted by law or affect Citigroup’s right to bring any action or proceeding relating to this Commitment Letter or the transactions contemplated hereby against the Borrower or its property in the courts of any jurisdiction.
     To the extent that France has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, France hereby irrevocably waives such immunity in respect of his obligations under this Commitment Letter.
     Section 13. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.
     Section 14. Patriot Act Compliance. CGMI hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies France and the Borrower, which information includes the name and address of France and the Borrower and other information that will allow CGMI to identify France and the Borrower in accordance with the Patriot Act. In that connection, CGMI may also request corporate formation documents, or other forms of identification, to verify information provided.
     Section 15. Replacement by Borrower. The parties hereto agree that upon the execution of this letter by Borrower, any and all references to “France” in this letter shall be deemed to be references to “Borrower,” and all rights and obligations of “France” shall be deemed to be assigned to, and shall consist of rights and obligations of, “Borrower.”
     Section 16. Non-Duplication. All amounts payable under this Commitment Letter shall be payable without duplication; and to the extent any such amounts are paid by the Borrower, such amounts shall be deemed to satisfy France’s corresponding payment obligations.

     Please indicate France’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Carlos Corona, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (fax: 212-723-8543) at or before 5:00 p.m. (New York City time) on Friday, March 30, 2007, the time at which Citigroup’s commitment hereunder (if not so accepted prior thereto) will terminate. If France elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By Name:	/s/ Carlos Corona Carlos Corona
Title:	Authorized Signatory

ACCEPTED AND AGREED
on March 30, 2007:

MR. FERNANDO CHICO PARDO

By	/s/ Fernando Chico Pardo

Executed pursuant to Section 15

GRUPO AEROPORTUARIO DEL SURESTE, S.A.B DE C.V.

By
Name:
Title:

THIS TERM SHEET IS ATTACHED TO THE COMMITMENT LETTER DATED MARCH 23, 2007 BETWEEN FRANCE AND CGMI (THE “COMMITMENT LETTER”) AND FORMS AN INTEGRAL PART THEREOF. THIS TERM SHEET DOES NOT CONSTITUTE AN AGREEMENT BY FRANCE UNTIL THE COMMITMENT LETTER HAS BEEN ACCEPTED AND COUNTERSIGNED BY FRANCE. NOTE THAT NO INVESTMENT DECISION OR AGREEMENT HAS BEEN MADE TO PROCEED WITH THE ACQUISITION DESCRIBED BELOW BY ANY BORROWER, ITS SHAREHOLDERS OR AFFILIATES OR BY ANY OTHER POTENTIAL EQUITY PARTICIPANT REFERRED TO IN THIS DRAFT TERM SHEET.
TERM SHEET
CAPITAL EXPENDITURES AND WORKING CAPITAL LOAN FACILITY
of
UP TO MXP 3,025,000,000
SUBJECT TO CONTRACT AND CREDIT APPROVAL

Borrower:	Alpha, a Sociedad Bursátil Anónima de Capital Variable, incorporated under the laws of Mexico and listed on the BOLSA Mexicana de Valores and the New York Stock Exchange.

Opco:	A subsidiary of Alpha which holds a Concession (as defined in the Participation Agreement dated 18 December 1998 between, inter alia, the Federal Government of the United Mexican States through the Ministry of Communication and Transportation and Alpha) (the Participation Agreement) and any subsidiary of Alpha which is awarded a concession in respect of the New Airport.

Guarantors:	Each Subsidiary of Alpha including each Opco, present and future, with the exception of any non- recourse subsidiaries.

Obligors:	The Borrower and each Guarantor.

Borrower Group:	Alpha and its subsidiaries from time to time.

New Runway:	A new runway that is proposed to be constructed at Cancun Airport.

New Airport:		The proposed New Riviera Maya International Airport for the development of which Alpha has submitted a proposal to the Mexican Government.

The estimated commencement of commercial operation is January 2011.

The land dedicated for the new airport is located about 10 km North-west of Tulum (approx 100 km from Cancun airport).

Initially, the airport will be designed with a capacity for 3 million passengers, however fully developed by year 2015 (based on the traffic forecast and the distribution of traffic between Cancun airport and the new airport), the airport will have a capacity of approx. 4.5 million passengers.

Structure of the Borrower Group:		The corporate structure of the Borrower Group at the date hereof is set out in Schedule 1 to the Term Sheet.

Mandated Lead Arranger:		Citigroup Global Markets, Inc. (CGMI)

Bookrunner:		CGMI

Facility Agent:		Citibank, N.A.

Reference Banks:		Mandated Lead Arranger.

Lenders Counsel:		Clifford Chance US LLP in respect of USA law matters and Mijares, Angoitia, Cortés y Fuentes, S.C. in respect of Mexican law matters.

Facility Amount:		MXP 3,025,000,000

Facilities:	Facility A:	MXP 2,750,000,000 term loan capital expenditure facility up to 50% of which may be drawn in US$; and

	Facility B:	MXP 275,000,000 revolving working capital facility.

Purpose:		Facility A will be available to fund:

	(a)	up to 100% of the capital expenditure requirements of the Borrower Group set forth in the Master Development Plan submitted to the SCT (or to reimburse such capital expenditure funded from the Borrower Group’s own resources including capital expenditure spent as from 1 January 2007 onwards);

	(b)	up to 100% of the capital expenditure requirements of the Borrower Group which may exceed the requirements of such Master Development Plan (or to reimburse such capital expenditure funded from the Borrower Group’s own resources including capital expenditure spent as from 1 January 2007 onwards), provided that the amount of underdrawn Facilities is not less than the amount required to satisfy the remaining capital expenditure requirements set forth in the Master Development Plan for the remaining life of the Facilities;

	(c)	up to 100% of the cost of financing, developing, designing and constructing the New Runway including the costs of land acquisition, environmental impact requirements, provision of access and provision of related infrastructure, or to reimburse such capital expenditure funded from the Borrower Group’s own resources including capital expenditure spent as from 1 January 2007 onwards; and

	(d)	fees, commissions, costs and expenses (and taxes on them) and all taxes, stamp duty, registration and other similar taxes incurred by or on behalf of the Borrower Group in connection with the consummation of this Facility and Facility B.

Facility B will be available to fund general corporate and working capital requirements of the Borrower Group.

Funds drawn by the Borrower under the Facilities may be on-lent to other members of the Borrower Group.

Signing Date:	The date of signing of the finance documents reflecting the provisions of this Term Sheet, such documents to include a credit agreement (the Facility Agreement), guarantees and any other documents necessary to consummate the transactions described herein (together the Finance Documents), which date shall occur no later than ninety (90) calendar days after Completion.

Availability:	Facility A:	from the Signing Date until the date that is 90 days prior to the Final Maturity Date.

	Facility B:	from the Signing Date until the date that is 90 days prior to the Final Maturity Date.

Final Maturity Date:	5 years from the Signing Date.

[Reserved]

Commitment Fees:	40% of the applicable Margin payable on the average daily unused portion of the Facilities calculated from the Signing Date until the final day of the relevant Availability Period. The Commitment Fees shall be payable quarterly in arrears and on the last day of the relevant Availability Period.

[Reserved]

Interest Rate:	The aggregate of:

	(a)	the applicable Margin; and

	(b)	TIIE (for advances in MXP) and LIBOR (for advances in US$).

Default Interest Rate:	The Default Interest Rate shall apply upon the occurrence and continuance of a default and shall consist of:

For MXP Advances: The applicable Interest Rate plus 1.0x TIIE per annum.

For USD Advances: The applicable Interest Rate plus 2% per annum.

Margin:	Facility A:	0.75% per annum.

	Facility B:	0.75% per annum.

TIIE:	A periodic rate equal to the 28-day Mexican Benchmark Interbank Deposit Rate (Tasa de Interés Interbancaria de Equilibrio) (TIIE), as quoted by Banco de México and published in the Federal Official Gazette. Interest shall be calculated on the basis of a year of 360 days for actual days elapsed. If TIIE is not available, TIIE shall be determined by the Facility Agent by reference to rates quoted by the Reference Banks.

LIBOR:	LIBOR for selected Interest Period set by reference to the appropriate Telerate 3750 page or, if this is not available, to be determined by the Facility Agent by reference to rates quoted by the Reference Banks. Interest will be payable at the end of each Interest Period and will be computed on a 360-day basis.

Interest Periods:	Interest Periods will be 30 days or 3 months (or such other Periods as may be agreed) at the option of the Borrower for MXP advances.

Interest Periods will be 1, 2, 3 or 6 months (or such other periods as may be agreed) at the option of Borrower for USD advances.

No Interest Period may overrun a Final Maturity Date.

Interest Payments:	Interest will be payable in arrears at the end of each Interest Period provided that for any Interest Period in excess of 3 months, accrued interest will be payable on the last day of each 3 month period falling during such Interest Period and on the last day of such Interest Period.

Conditions Precedent to Signing:	The following conditions precedent to have been complied with to the satisfaction of the Mandated Lead Arranger before signature of the Finance Documents:

Receipt by the Facility Agent of the following documents:

	(i)	certified copies of the bylaws (or equivalent constitutive documents) of each Obligor;

	(ii)	relevant board resolutions of each Obligor;

	(iii)	specimen signatures for the persons authorised in the board resolutions referred to at (ii) above;

	(iv)	receipt of all relevant corporate and shareholder consents (originals or certified copies);

	(v)	agreed form of all Finance Documentation which are not signed at the Signing Date;

	(vi)	legal opinions from the Borrower’s counsel and the Mandated Lead Arranger’s counsel;

	(vii)	provision of all information required for the purposes of complying with “know your customer” requirements, as requested by the Facility Agent;

	(viii)	copy of the latest audited financial statements prepared by the Borrower and latest quarterly financials relating to the Borrower and the Guarantors;

	(ix)	confirmation as to the solvency of the Borrower;

	(x)	the absence of any action, suit, investigation, material litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that prevents the consummation of any transaction contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect; and

(xi) control of the board of directors of the Borrower by SPV0, SPV1 and SPV2 (individually or collectively).

Advances:	Draw downs may be made by submission of a draw down notice in an agreed form on not less than 2 and not more than 7 business days notice.

Advances in respect of Facility A will be in cash in MXP or US$ in minimum amounts of MXP 50,000,000 or US$5,000,000 as the case may be.

Advances in respect of Facility B will be in cash in MXP in minimum amounts of MXP 5,000,000.

Conditions Precedent to Draw Down:	The first utilisation of the Facilities may not be drawn until the Mandated Lead Arranger has received and is satisfied with the following documents:

(a) confirmation from the Borrower as to use of proceeds;

(b) executed Finance Documents;

(c) evidence of arrangements to pay the fees, costs and expenses due from the Borrower under the Finance Documents as agreed to by the parties;

(d) no Event of Default is continuing or would result from the proposed drawdown; and

(e) all representations required to be repeated on those dates are true.

Repayment:	Subject to Section 34, all Facilities will be repaid in full on or before the Final Maturity Date.

Voluntary/Mandatory Prepayment:	With respect to Facility B, upon five business days’ prior written notice to the Facility Agent, any Facility may be prepaid in whole or in part (if in part, in minimum amounts and multiples of MXP5,000,000 or the equivalent in US$) without penalty, but subject to standard break costs on the amount prepaid only if such amount is not repaid at the end of an Interest Period.

There shall be no voluntary prepayments of Facility A so long as the Acquisition Facilities and the Facilities hereunder are outstanding.

Mandatory Prepayments: Unless otherwise agreed by the Majority Lenders, the Borrower will prepay and cancel the Facilities:

(a)	with the net proceeds received by the Borrower from the sale of any assets, to the extent such receipts in any financial year exceed US$ 10,000,000 or equivalent unless reinvested within 9 months; and

(b)	with the net proceeds of all new banking facilities, loans or other financial indebtedness entered into or raised by the Borrower, except for Permitted Financial Indebtedness.

Clean Down:	Drawings under Facility B will be repaid to a maximum outstanding amount of MXP 25,000,000 for a period of at least 3 business days in each calendar year.

Permitted Financial Indebtedness:	Unless otherwise agreed by the Majority Lenders the Borrower Group shall not incur additional financial indebtedness except for:
(i)	loans between members of the Borrower Group;

(ii)	ancillary treasury transactions entered into in the ordinary course of business and not for speculative purposes;

(iii)	normal trade debt incurred in the ordinary course of business;

(iv)	with respect to non-recourse indebtedness incurred by a non-recourse subsidiary, any indebtedness to fund the acquisition or construction of airport related property; and

(v)	with respect to indebtedness incurred by a recourse subsidiary, indebtedness to fund the acquisition or construction of airport related property, provided that (i) the Acquisition Borrower Debt Service Cover Ratio shall be greater than 1.5x, (ii) immediately before and after the incurrence of such indebtedness no Default or Event of Default shall have occurred, (iii) the indebtedness is incurred by Borrower or such other member of the Borrower Group, (iv) the indebtedness is unsecured, and (v) no principal repayments shall be made on such indebtedness until the date that is at least 12 months following the final maturity date of the loans obtained by SPV1 and arranged by the Mandated Lead Arranger in connection with the tender offer by SPV2.

Representations and Warranties:	The Borrower and, as relevant each other Obligor, will make the following representations and warranties in respect of itself and their subsidiaries in customary form for a facility of this nature and as appropriate to this transaction, to include appropriate materiality tests, pre-agreed exceptions (identified in due diligence reports or otherwise) and knowledge threshold of the Obligors, in each case where appropriate, each of such representations to be made on the Signing Date and thereafter, certain of such representations to be repeated on each drawdown:
(a)	due incorporation;

(b)	legal, valid and binding obligations;

(c)	non-conflict with other obligations;

(d)	legal powers;

(e)	due authorisation of Finance Documents;

(f)	governing law, enforcement of judgments, validity and admissibility;

(g)	no filing or stamp taxes that have not been made/paid by the Borrower;

(h)	no default;

(i)	financial statements;

(j)	pari passu ranking of obligations;

(k)	ownership of assets;

(l)	no other business other than airport related business;

(m)	no encumbrances on the assets other than permitted encumbrances;

(n)	no financial indebtedness other than under the Finance Documents and Permitted Financial Indebtedness;

(o)	no insolvency;

(p)	compliance with all laws;

(q)	all material consents and filings required to be made to conduct the business have been made or obtained and are in full force and effect;

(r)	no proceeding or litigation pending or threatened;

(s)	insurance coverage of the Borrower Group is in line with prudent market practice subject to availability in the market;

(t)	accuracy of information provided to Lenders;

(u)	taxation (taxes fully paid/discharged);

(v)	the absence of any Material Adverse Effect (as defined in Section 38 below); and

(w)	tax status.

Information Covenants:	The Borrower to provide the following to the Facility Agent:
(a)	audited consolidated annual financial statements for the Borrower Group within the relevant statutory timeframe (including the relevant information for the CUCA (Cuenta de Capital de Aportación) and the CUFIN (Cuenta de Utilidad Fiscal Neta));

(b)	unaudited financial statements every fiscal quarter of the financial year within 45 days together with a compliance certificate from the responsible officer (including the relevant CUCA and CUFIN information);

(c)	a copy of the Borrower’s budget for the Borrower Group to be provided within 45 days after the beginning of the financial year and a copy of the Master Development Plan submitted by the Borrower to the SCT within 5 business days of such submission;

(d)	other information regarding the Borrower Group as the Facility Agent may reasonably request (to the extent that such information is not publicly available, the Borrower shall have discretion as to whether to disclose the relevant information depending on applicable law and regulations, confidentiality obligations and price sensitivity considerations);

(e)	details of any actual or potential investigation or proceedings by any governmental authority into the Borrower Group’s activities or other circumstances which could be reasonably likely to result in a Material Adverse Effect;

(f)	all notices and correspondence from any governmental authority received by the Borrower which could be reasonably likely to result in a Material Adverse Effect;

(g)	notification of any Default or Event of Default within five business days after a senior officer obtains knowledge of it, and a certificate of a responsible officer setting forth the details thereof;

(h)	notification of any material change or requested material change in the terms of any Concession; and

(i)	Delivery of copies of:
(1)	all financials reports and notices the Borrower sends to creditors generally; and

(2)	any financial statements and reports that the Borrower files with the CNBV, the SEC or the regulatory authority of any securities exchange.

For purposes of the Finance Documents, Material Adverse Effect means a material adverse effect on:
(a)	the ability of the Borrower to perform its payment or other material obligations under the Finance Documents;

(b)	the business or financial condition of the Borrower Group taken as a whole; or

(c)	the validity or enforceability of any Finance Document.

Financial Covenants:	The Borrower shall maintain at all Calculation Dates:
(a)	a Borrower Debt to EBITDA of not more than 3.0x;

(b)	a Borrower EBITDA to Interest Expense of not less than 3.0x; and

(c)	a positive Consolidated Net Worth.

Covenants:	Undertakings applicable as appropriate to the Borrower and each Obligor on the following matters in customary form for transactions of this nature, to include appropriate materiality tests, permitted exceptions and, where appropriate, de minimis provisions. All undertakings are (save where indicated) to be subject to waiver or amendment with the consent of the Majority Lenders:
(a)	compliance by each member of the Borrower Group with environmental and other laws;

(b)	maintain pari passu ranking of obligations;

(c)	negative pledge applicable to the Borrower Group with permitted exceptions under the Finance Documents;

(d)	no disposal and transfer of assets by the Borrower Group in excess of US$10m in any financial year except in the ordinary course of business unless reinvested within 9 months;

(e)	restriction on acquisitions and mergers by the Borrower Group except for the New Airport;

(f)	restriction on investments and granting of loans by the Borrower Group except for inter-company loans and other loans that comply with the terms of the Finance Documents, investments in the Target Group, investments in the New Airport, investments in marketable securities, and other exceptions to be agreed;

(g)	no dealings by the Borrower Group other than on arms length terms (all transaction to which Borrower is a party at the Signing Date and the TATTA accepted as being at arm’s length);

(h)	restriction on guarantees and letters of credit given by the Borrower Group except as required under the Finance Documents and in the ordinary course of business;

(i)	restrictions on the activities of the Borrower Group;

(j)	no payments by the Borrower to its shareholders other than Permitted Payments;

(k)	payment of taxes;

(l)	no change of accounting date;

(m)	no amendment to constitutional documents of the Borrower Group which would be prejudicial to the Lenders;

(n)	procurement, compliance and maintenance of all authorisations, licences, consents;

(o)	maintenance of insurance coverage by the Borrower Group in line with prudent industry practice subject to availability in the market;

(p)	no variation, waiver or amendment to the terms of any Concession which could be reasonably likely to be materially adverse to the Lenders;

(q)	no abandonment of business;

(r)	maintenance and protection of assets including intellectual property;

(s)	compliance with Material Contracts (as defined in the Finance Documents) and no termination of Material Contracts which could be reasonably likely to result in a Material Adverse Effect;

(t)	Borrower Group will keep proper books of record and account and permit after reasonable prior notice any designated representatives by the Facility Agent to visit, at the expense of the Lenders, the premises of any member of the Borrower Group and to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, in the presence of the Borrower’s officers, the independent accountants, in each case as often as reasonably requested and in no event more than two times per year; and

(u)	the Borrower shall not take any action to restrict the payment of dividends, with the following exceptions (i) any restrictions or encumbrances by reason of applicable law, rule or regulation, (ii) any restrictions in the Finance Documents (and any refinancing of the Facilities on terms no more restrictive than the Target Group Facilities), and (iii) and any restrictions in connection with Permitted Financial Indebtedness that are no more restrictive than the restrictions contained under the Finance Documents.

Permitted Payments:	Permitted Payments, i.e., dividends, capital reductions, upstream loans to SPV0, SPV1 or SPV2, by Borrower will be permitted if no Event of Default has occurred and is continuing.

Events of Default:	Applicable as appropriate to the Borrower Group and subject, where appropriate, to materiality tests, permitted exceptions cure periods and de minimis provisions (in addition to any set out below). Each of the events may be waived and any remedy period extended with the approval of the Facility Agent (acting on the instructions of the Majority Lenders):
(a)	failure by an Obligor to pay any sum hereunder when due (for payments other than of principal with 5 business days grace);

(b)	breach of covenants, including financial covenants, and other obligations under the Finance Documents;

(c)	representations or warranties untrue when made or deemed repeated;

(d)	insolvency and related events applying to the

Borrower Group[4];

(e)	termination, non-renewal or revocation of one or more Concessions and such Concessions have not been renewed or the SCT has not agreed that the businesses the subject of such terminated Concessions may continue to be operated by the Borrower without a replacement Concession, which is reasonably likely to result in the Borrower being unable to service the Facilities;

(f)	cross default and cross acceleration of any member of the Borrower Group (subject to a threshold of US$10m or equivalent);

(g)	failure of any member of the Borrower Group to comply with any final monetary judgment (subject to a threshold of US$10m or equivalent) or with any final judgment that has or would be reasonably likely to result in a Material Adverse Effect;

(h)	expropriation or nationalisation that has or would be reasonably likely to result in a Material Adverse Effect;

(i)	Finance Documents or any material provision thereof becomes unenforceable or cease to be in full force and effect;

(j)	Change of Control, which shall mean that at any date, means the failure of France and/or Canada, individually and/or collectively, to possess, directly or indirectly, whether through the ownership of voting stock, contract or otherwise, the power to elect or designate for election, the majority of the board of directors of the Borrower Group, or to direct or cause the direction of the management or policies of the Borrower Group; and

(k)	repudiation of the Finance Documents.

Transferability:	Each of the Lenders will have the right to assign to one or more banks or other financial institutions all or a portion of its rights and obligations under the Operative Documents, with the consent of the Facility Agent and, except in the event of a default or an Event of Default, the Borrower, such consent not to be unreasonably withheld and which shall be deemed to be consented

[4]	To be restricted to the Borrower and those Opcos that contribute more than 5% of the consolidated EBITDA of the Borrower.

within 15 days of the Lender’s request. Each such assignee must meet certain requirements to be agreed. Minimum aggregate assignment level of MXP 50 million (or its equivalent in US$) and increments of MXP 10 million (or its equivalent in US$) in excess thereof. An assignment fee of US$3,500 is payable to the Facility Agent by the Lender upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender). Should any Lender decide to register as a foreign financial institution with the Secretaría de Hacienda y Crédito Público, the Borrower shall pay reasonable costs and expenses associated with registration provided that the Borrower shall only pay for legal expenses to the extent that a firm designated by the Borrower provides the legal services.

In the event that any payment under the Facilities is subject to withholding tax, the Borrower shall only be liable to gross up such withholding tax up to a Mexican Withholding Tax at the 4.9% rate. The Borrower shall not be obligated to cover any Lender-related VAT costs.

Each of the Lenders will also have the right, without consent of the Borrower or the Facility Agent, to assign (i) as security, all or part of its rights under the Loan Documentation to any Federal Reserve Bank and (ii) with notice to the Borrower and the Facility Agent, all or part of its rights and/or obligations under the Operative Documents to any of its affiliates or other Lenders.

Each Lender will have the right to sell participations in its rights and obligations under the Operative Documents, subject to customary restrictions on the participants’ voting rights (and appropriate restrictions in connection with potential additional withholding taxes, if deemed advisable by Mexican counsel).

Except as specifically noted above, any assignments or participations by the Lenders shall be at no cost or expense of the Borrower.

Each Lender or participant must book the loans under the Facilities through offices that are outside the USA in such manner as to qualify for exemption under Section 221.6(c) of Regulation U issued by the Board of Governors of the Federal Reserve System pursuant to the Securities Exchange act of 1934.

Withholding Tax:	In the event that any payment under the Facilities is subject to withholding tax, the Borrower shall only be liable for such withholding tax up to a Mexican

Withholding Tax at the 4.9% rate.

Gross-up will be made on Withholding Taxes up to 4.9% only.

Expenses:	Reasonable expenses including legal and other out of pocket expenses incurred by the Lenders, the Mandated Lead Arranger, the Facility Agent, Account Bank, establishment, documentation, syndication and execution of the Finance Documents and related documentation plus applicable sales tax will be for the account of the Borrower, subject to any agreed upon caps.

All reasonable legal fees and other out of pocket expenses in connection with enforcement of the Finance Documents and any subsequent consents or amendments of the Finance Documents, will be for the account of the Borrower.

Documentation:	The Facilities will be evidenced by the Facilities Agreement and other relevant Finance Documents. The Facilities Agreement will contain standard provisions relating to, inter alia, increased costs, illegality, taxes, market disruption, breakage costs, default interest, right of set off, pro rata sharing, customary agency language, indemnities and judgment currency. Lenders other than the Mandated Lead Arranger will become party to the Facilities Agreement by way of transfer certificate.

Recourse:	No recourse to shareholders of the Borrower.

Law and Jurisdiction:	State of New York, USA.

Majority lenders:	Lenders together accounting for 66 2/3% of the outstanding commitments/participations.

The Finance Documents shall contain reasonable and customary provisions regarding amendments and other matters which require unanimous lender consent.

For the purposes of determining Majority Lenders the exchange rate between MXP and US$ will be set at the spot rate at the Closing Date.

SCHEDULE 1
STRUCTURE OF THE BORROWER GROUP
Corporate Structure of Borrower Group Grupo Aeroportuario del Sureste S.A.B. de C.V.Aeropuerto de Cancun S.A. de C.V. (99.99%) Aeropuerto de Cozumel S.A. de C.V. (99.99%) Aeropuerto de Huatulco S.A. de C.V. (99.99%) Aeropuerto de Oaxaca S.A. de C.V. (99.99%) Aeropuerto de Veracruz S.A. de C.V. (99.99%) Aeropuerto de Villahermosa S.A. de C.V. (99.99%) Aeropuerto de Minatitlan S.A. de C.V. (99.99%) Aeropuerto de Merida S.A. de C.V. (99.99%) Aeropuerto de Tapachula S.A. de C.V. (99.99%) Servicios Aeroportuarios del Sureste S.A. de C.V. (99.99%)

SCHEDULE 2
[Reserved]

SCHEDULE 3
FINANCIAL RATIO DEFINITIONS
“Available Acquisition Borrower Cash flow” in respect of any Calculation Period means:
(a)	Distributions received by SPV1;

(b)	Interest income received by SPV1;

(c)	Any tax refunds received by SPV1;

(d)	Less any accounting or legal expenses, and any other reasonable and customary fees and expenses incurred in the ordinary course of business, and taxes, in each case paid by SPV1.
During that Calculation Period
“Acquisition Borrower Debt Service” means in respect of any Calculation Period the aggregate of any and all amounts in the nature of all interest, commitment, agency and other fees and expenses payable by the SPV1 taking into account the net amount payable under any agreements entered into in accordance with the Hedging Letter.
“Acquisition Borrower Debt Service Cover Ratio” means:
The ratio, calculated in respect of any Calculation Date of:
(a)	The Available Acquisition Borrower Cash flow

to

(b)	the sum of the Acquisition Borrower Debt Service.
“Acquisition Borrower Debt Service Cover Ratio” means:
(a)	the aggregate of outstanding financial indebtedness of the Borrower Group (excluding (i) financial indebtedness under a derivative transaction where such derivative is deemed to be effective under IFRS and (ii) any intra company loan within the Borrower Group), in each case as at the date on which the ratio is calculated:

to

(b)	EBITDA of the Borrower (gross up of any cost incurred by the Target group in relation to the Technical Services Agreement) for the 12 month period ending on the date on which the ratio is calculated.
                   “Borrower EBITDA to Interest Expense” means the ratio, calculated in respect of any Calculation Date of:
(a)	EBITDA of the Borrower for the 12 month period ending on the date on which the ratio is calculated:

to

(b)	The aggregate of any and all amounts in the nature of all interest, commitment, agency and other fees and expenses payable by the Borrower under the Finance Documents taking into account the net amount payable under any agreements entered into in accordance with the Hedging Letter.
“Consolidated Net Worth” means the total shareholders’ equity contained in the financial statements, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), which may include among others the following:
(a)	the amount of capital stock; plus

(b)	the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus

(e)	the amount of the legal reserve; plus

(f)	any other reserve being part of shareholders’ equity.
“Calculation Date” means the 30th June and 31 December in each year. The first Calculation Date will be 31 December 2007.
“Calculation Period” means each period of 12 consecutive calendar months ending on a Calculation Date.

Exhibit 5
Refinancing Principles
ASUR Refinancings
CPH will approve refinancing(s) of ASUR proposed and supported by FCP which involve refinancing(s) of ASUR’s existing term debt/capex facilities/working capital facilities and/or additional facilities to fund up to 100% of future working capital requirements, capex and investment in accordance with the applicable Business Plan, and provided:
a.	The minimum ISCR of ASUR under the refinancing is not less than 1.50x in any 12 month period

b.	No conversion rights or other actual or potential dilution (financial or other) instruments are awarded (equal treatment of shareholders)

c.	Financing would not have a disproportionate or material adverse effect on India or any of its shareholders

d.	The refinancing package is selected following a competitive tender process to procure refinancing offers from Mexican and international financial institutions

e.	No security for third parties is provided.

f.	Refinancing by way of a merger or similar structural change of ASUR shall not be deemed to be comprised by the Financing Principles
In no scenario shall CPH or ITA be required to make any pledge or grant any additional collateral or guaranty the performance of ITA or ASUR or to provide any loans or equity.